    Press Release

UGI Reports Third Quarter Results
August 2, 2023

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended June 30, 2023.

HEADLINES

•Q3 GAAP diluted earnings per share ("EPS") of $(3.76) and adjusted diluted EPS of $0.00 compared to GAAP diluted EPS of $(0.03) and adjusted diluted EPS of $0.06 in the prior-year period.
•Year-to-date GAAP diluted EPS of $(7.78) and adjusted diluted EPS of $2.81 compared to GAAP diluted EPS of $3.84 and adjusted diluted EPS of $2.90 in the prior-year period.
•Year-to-date reportable segments earnings before interest expense and income taxes1 ("EBIT") of $1,076 million compared to $1,079 million in the prior-year period.
•Available liquidity of approximately $1.8 billion as of June 30, 2023.
•Entered into definitive agreements to divest of the natural gas and power marketing business in Belgium, which is expected to close2 by the end of fiscal 2023.
•Entered into definitive agreements to divest of certain natural gas and power marketing portfolios in France and the wind and solar portfolio in the Netherlands, which are expected to close2 in the first and second quarters of fiscal 2024, respectively.
•Released the fifth annual ESG Report entitled, "Partners for the Future", highlighting our progress and performance across a number of key initiatives.

"This quarter, we continued to execute on our strategy, while taking actions to enhance our financial flexibility," said Roger Perreault, President and Chief Executive Officer of UGI Corporation. "We reduced total debt at AmeriGas and, subsequent to the quarter, entered into definitive agreements to divest a substantial portion of the non-core European energy marketing businesses.

"Adjusted earnings was lower than the prior-year as higher gas rates and increased customer growth in our regulated utilities, higher margin from natural gas gathering and marketing activities, and increased LPG unit margins, were offset by greater operating and administrative expenses across all of our reportable segments. Based on the results of the first nine months of fiscal 2023 and expectations for the fourth quarter, we anticipate fiscal 2023 adjusted diluted EPS to be at the low end of our guidance range of $2.75 to $2.903.

"As we continue to navigate the challenging environment, our team is focused on identifying sustainable cost savings, improving the earnings quality of our business and strengthening the balance sheet. We believe that these actions will better position us for future earnings growth and deliver long-term shareholder value."

KEY DRIVERS OF THIRD QUARTER RESULTS
•AmeriGas Propane: EBIT up $2 million due to higher LPG unit margins, partially offset by higher operating and administrative expenses largely attributable to increased employee compensation and benefits, advertising and vehicle expenses

•UGI International: EBIT down $4 million, reflecting lower margin from the non-core energy marketing operations and higher operating and administrative expenses primarily due to the inflationary environment, offset by higher LPG margins
•Midstream & Marketing: EBIT down $3 million due to lower capacity management margin resulting from the timing of settlement of storage hedge contracts in prior year, partially offset by increased commodity marketing margin as well as incremental earnings from the Pennant acquisition
•Utilities: EBIT down $6 million as higher margin was offset by increased operating and administrative expenses, attributable to the timing of certain expenses and the effects of inflationary pressures

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, August 3, 2023. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET August 2, 2024.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted net income attributable to UGI Corporation" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income attributable to UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

The tables on the last page of this press release reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments' EBIT represents an aggregate of our reportable operating segment level EBIT, as determined in accordance with GAAP.

2 Closing for any sale transaction is subject to the satisfaction of customary regulatory approvals and closing conditions, including completion of works council consultations.

3 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments, we cannot reconcile fiscal year 2023 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement, whether as a result of new information or future events, except as required by the federal securities laws. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; impacts of our indebtedness and the restrictive covenants in our debt agreements; reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; changes in Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our businesses; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future business transformation initiatives, including the impact of customer service disruptions resulting in potential customer loss due to the transformation activities; our ability to attract, develop, retain and engage key employees; uncertainties related to global pandemics; the impact of proposed or future tax legislation; the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; our ability to protect our intellectual property; and our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)

AmeriGas Propane

For the fiscal quarter ended June 30,	2023	2022	(Decrease) Increase
Revenues	$514	$597	$(83)	(14)%
Total margin (a)	$263	$227	$36	16%
Operating and administrative expenses	$236	$204	$32	16%
Operating loss/loss before interest expense and income taxes	$(8)	$(10)	$2	(20)%
Retail gallons sold (millions)	163	173	(10)	(6)%
Heating degree days - % colder than normal (b)	4.2%	16.5%
Capital expenditures	$42	$28	$14	50%
•Temperatures were 4% colder than normal and 9% warmer than the prior-year period.
•Retail gallons sold decreased 6% due to customer attrition and structural conservation.
•Total margin increased $36 million largely attributable to higher LPG unit margins ($44 million), partially offset by the impact of lower retail volumes.
•Operating and administrative expenses increased $32 million primarily due to higher employee compensation and benefits ($13 million), largely associated with increased driver capacity, increased advertising ($6 million) and vehicle expenses ($6 million).

UGI International

For the fiscal quarter ended June 30,	2023	2022	(Decrease) Increase
Revenues	$611	$738	$(127)	(17)%
Total margin (a)	$193	$194	$(1)	(1)%
Operating and administrative expenses (a)	$157	$143	$14	10%
Operating income	$21	$22	$(1)	(5)%
Earnings before interest expense and income taxes	$22	$26	$(4)	(15)%
LPG retail gallons sold (millions)	158	155	3	2%
Heating degree days - % warmer than normal (b)	(9.8)%	(9.1)%
Capital expenditures	$27	$25	$2	8%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2023 and 2022 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.09 and $1.06, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.25 and $1.26, respectively.

•Temperatures were 10% warmer than normal and 5% colder than the prior-year period.
•Average propane wholesale selling prices in northwest Europe were approximately 41% lower than the prior-year period.
•Retail volume increased 2% primarily due to colder than prior-year weather, partially offset by the effect of energy conservation efforts across Europe due, in part, to the war between Russia and Ukraine.
•Total margin decreased $1 million primarily due to lower margin from energy marketing operations, substantially offset by higher LPG margins and the translation effects of the stronger foreign currencies (~$4 million).
•Operating and administrative expenses increased $14 million reflecting the impact of the global inflationary cost environment, higher uncollectible account expenses and the translation effects of the stronger foreign currencies (~$3 million).
•Operating income decreased $1 million reflecting higher operating and administrative expenses largely offset by higher other income ($8 million) primarily attributable to the release of cylinder deposits.

Midstream & Marketing

For the fiscal quarter ended June 30,	2023	2022	(Decrease) Increase
Revenues	$279	$525	$(246)	(47)%
Total margin (a)	$87	$89	$(2)	(2)%
Operating and administrative expenses	$31	$29	$2	7%
Operating income	$40	$38	$2	5%
Earnings before interest expense and income taxes	$41	$44	$(3)	(7)%
Heating degree days - % warmer than normal (b)	(7.0)%	(5.2)%
Capital expenditures	$40	$9	$31	344%

•Temperatures were 7% warmer than normal and 3% warmer than the prior-year period.
•Total margin decreased $2 million primarily reflecting lower capacity management margins that were attributable to the timing of settlement of storage hedge contracts ($14 million) in prior year, partially offset by incremental margin from Pennant, and higher margin from other natural gas marketing activities and electric generation.
•Operating income increased $2 million reflecting higher operating income offset by lower total margin and increased operating and administrative expense ($2 million).
•EBIT decreased $3 million reflecting lower income from equity method investments following the acquisition of the remaining interest in Pennant, partially offset by higher operating income.

Utilities

For the fiscal quarter ended June 30,	2023	2022	Increase (Decrease)
Revenues	$278	$274	$4	1%
Total margin (a)	$156	$151	$5	3%
Operating and administrative expenses	$87	$79	$8	10%
Operating income	$32	$38	$(6)	(16)%
Earnings before interest expense and income taxes	$34	$40	$(6)	(15)%
Gas Utility system throughput - billions of cubic feet
Core market	12	13	(1)	(8)%
Total	77	74	3	4%
Gas Utility heating degree days - % warmer than normal (b)	(11.2)%	(3.0)%
Capital expenditures	$146	$139	$7	5%

•Gas Utility service territory experienced temperatures that were 11% warmer than normal and 8% warmer than the prior-year period.
•Core market volumes decreased due to warmer than prior-year weather partially offset by growth in core market customers.
•Total margin increased $5 million primarily due to the increase in our PA Gas Utility base rates and reflects benefits from the Distribution System Improvement Charge (DSIC) and Infrastructure Replacement and Expansion Program (IREP). The effect of the warmer weather was offset by the weather normalization adjustment.
•Operating and administrative expenses increased $8 million largely due to an increase in employee compensation and benefits and contract labor costs, uncollectible account expenses, among other things.
•Operating income decreased $6 million due to the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense from continued distribution system capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales. In the case of Utilities, total margin is also reduced by certain revenue-related taxes.
(b)Deviation from average heating degree days is determined on a 10-year period utilizing volume-weighted weather data.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022	2023	2022
Revenues:
AmeriGas Propane	$514	$597	$2,147	$2,423	$2,667	$2,905
UGI International	611	738	2,436	3,011	3,111	3,556
Midstream & Marketing	279	525	1,586	1,731	2,181	2,051
Utilities	278	274	1,644	1,400	1,864	1,556
Corporate & Other (a)	(23)	(101)	(289)	(393)	(365)	(458)
Total revenues	$1,659	$2,033	$7,524	$8,172	$9,458	$9,610
(Loss) earnings before interest expense and income taxes:
AmeriGas Propane	$(8)	$(10)	$240	$303	$244	$297
UGI International	22	26	216	228	242	219
Midstream & Marketing	41	44	253	216	306	226
Utilities	34	40	367	332	371	329
Total reportable segments	89	100	1,076	1,079	1,163	1,071
Corporate & Other (a)	(828)	(26)	(2,789)	282	(2,521)	1,094
Total (loss) earnings before interest expense and income taxes	(739)	74	(1,713)	1,361	(1,358)	2,165
Interest expense:
AmeriGas Propane	(40)	(41)	(122)	(120)	(162)	(159)
UGI International	(10)	(7)	(26)	(22)	(32)	(28)
Midstream & Marketing	(11)	(11)	(33)	(31)	(43)	(42)
Utilities	(20)	(15)	(62)	(47)	(80)	(61)
Corporate & Other, net (a)	(15)	(8)	(38)	(25)	(48)	(32)
Total interest expense	(96)	(82)	(281)	(245)	(365)	(322)
(Loss) income before income taxes	(835)	(8)	(1,994)	1,116	(1,723)	1,843
Income tax benefit (expenses) (b)	46	1	361	(285)	333	(487)
Net (loss) income including noncontrolling interests	(789)	(7)	(1,633)	831	(1,390)	1,356
(Deduct net income) add net loss attributable to noncontrolling interests	—	—	—	(2)	1	(2)
Net (loss) income attributable to UGI Corporation	$(789)	$(7)	$(1,633)	$829	$(1,389)	$1,354
(Loss) earnings per share attributable to UGI shareholders:
Basic	$(3.76)	$(0.03)	$(7.78)	$3.95	$(6.62)	$6.45
Diluted	$(3.76)	$(0.03)	$(7.78)	$3.84	$(6.62)	$6.27
Weighted Average common shares outstanding (thousands):
Basic	209,706	210,190	209,811	209,992	209,793	209,850
Diluted	209,706	210,190	209,811	215,965	209,793	215,967
Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(35)	$(37)	$87	$135	$64	$99
UGI International	13	15	150	161	164	160
Midstream & Marketing	22	23	165	132	196	132
Utilities	10	19	234	216	224	203
Total reportable segments	10	20	636	644	648	594
Corporate & Other (a)	(799)	(27)	(2,269)	185	(2,037)	760
Total net (loss) income attributable to UGI Corporation	$(789)	$(7)	$(1,633)	$829	$(1,389)	$1,354

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our Chief Operating Decision Maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP

Financial Measures - Adjusted Net (Loss) income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Income tax expense for the twelve months ended June 30, 2023 includes a $20 million income tax benefit from adjustments as a result of the changes in the Pennsylvania corporate income tax rates for future years, signed into law in July 2022.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022	2023	2022
Adjusted net (loss) income attributable to UGI Corporation (millions):
Net (loss) income attributable to UGI Corporation	$(789)	$(7)	$(1,633)	$829	$(1,389)	$1,354
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(36), $5, $(465), $98, $(423) and $340, respectively)	115	(12)	1,349	(255)	1,146	(888)
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(1), $4, $(15), $5, $(6) and $9, respectively)	1	(10)	37	(14)	15	(24)
Loss associated with impairment of AmeriGas Propane goodwill (net of tax of $4, $0, $4, $0, $4, and $0, respectively)	660	—	660	—	660	—
Loss on extinguishment of debt (net of tax of $(2), $0, $(2), $(3), $(2) and $(3), respectively)	7	—	7	8	7	8
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0, $0, $0, $0, $(1) and $(3), respectively)	—	—	—	1	—	8
Business transformation expenses (net of tax of $(1), $(1), $(2), $(2), $(2), and $(14), respectively)	1	1	4	4	7	36
Loss on disposal of U.K. energy marketing business (net of tax of $0, $0, $(64), $0, $(64) and $0, respectively)	—	—	151	—	151	—
Impact of change in tax law	—	—	—	—	(19)	—
Impairment of customer relationship intangible (net of tax of $0, $0, $0, $0, $0 and $(5), respectively)	—	—	—	—	—	15
AmeriGas operations enhancement for growth project (net of tax of $(2), $0, $(5), $0, $(5) and $0, respectively)	4	—	14	—	14	—
Impairment of certain equity method investments and assets (net of tax of $0, $(14), $0, $(14), $0 and $(14), respectively)	—	36	—	36	(10)	36
Restructuring costs (net of tax of $0, $(1), $0, $(6), $(4) and $(6), respectively)	—	4	—	17	7	17
Impairment of assets (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	—	—	19	—	19	—
Total adjustments (1)	788	19	2,241	(203)	1,997	(792)
Adjusted net (loss) income attributable to UGI Corporation	$(1)	$12	$608	$626	$608	$562

Adjusted diluted earnings per share:
UGI Corporation (loss) earnings per share — diluted (2)	$(3.76)	$(0.03)	$(7.78)	$3.84	$(6.62)	$6.27
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	0.55	(0.06)	6.34	(1.18)	5.40	(4.13)
Unrealized losses (gains) on foreign currency derivative instruments	0.01	(0.05)	0.18	(0.06)	0.07	(0.11)
Loss associated with impairment of AmeriGas Propane goodwill	3.14	—	3.14	—	3.14	—
Loss on extinguishment of debt	0.03	—	0.03	0.03	0.03	0.04
Acquisition and integration expenses associated with the Mountaineer Acquisition	—	—	—	—	—	0.04
Business transformation expenses	0.01	0.01	0.02	0.02	0.03	0.17
Loss on disposal of U.K. energy marketing business	—	—	0.72	—	0.72	—
Impact of change in tax law	—	—	—	—	(0.09)	—
Impairment of customer relationship intangible	—	—	—	—	—	0.07
AmeriGas operations enhancement for growth project	0.02	—	0.07	—	0.07	—
Impairment of certain equity method investments and assets	—	0.17	—	0.17	(0.05)	0.17
Restructuring costs	—	0.02	—	0.08	0.03	0.08
Impairment of assets	—	—	0.09	—	0.09	—
Total adjustments (2)	3.76	0.09	10.59	(0.94)	9.44	(3.67)
Adjusted diluted earnings per share (2)	$—	$0.06	$2.81	$2.90	$2.82	$2.60

(1)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.

(2)The loss per share for the three months ended June 30, 2022, and for the nine and twelve months ended June 30, 2023, was determined excluding the effect of 5.67 million, 6.22 million, and 6.07 million dilutive shares, respectively, as the impact of such shares would have been antidilutive due to the net loss for the period, while the adjusted diluted earnings per share for the three months ended June 30, 2022, and for the nine and twelve months ended June 30, 2023 was determined based upon fully diluted shares of 215.89 million, 216.03 million and 215.86 million, respectively.